Exhibit 99.1
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Wellstone Brand Approved

DURHAM, N.C., November 10, 2005 /PRNewswire-FirstCall/ -- Wellstone Filters (OTC Bulletin Board: WLSF - News) Wellstone is pleased to announce that its Brand has been approved by The Settling States under the Master Settlement Agreement.

Although some States will automatically approve the brand for sale, many States require individual applications; Wellstone plans to make applications to all remaining Settling States immediately.

CEO L.J. Hand states, "We will begin production for the domestic market and anticipate distribution to commence within a few weeks. Wellstone will be the first Ultra-Premium cigarette sold at a value price."

Licensed wholesalers and retailers are now able to place their orders by telephoning 1-866-456-9827.

Wellstone believes its patented filter and premium blend tobacco provides a rich smooth taste. Wellstone's patented filter does not make a safer cigarette. Wellstone emphasizes that NO cigarette is safe. This corporate communication by Wellstone is not intended to induce any person to purchase Wellstone tobacco products.

For more information, please call investor relations at 336-597-8331.

Note: Our website is still "under construction" and pending approval; we apologize for the delay.

Note: Except for the historical information contained herein, this new release contains forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with research and clinical development, regulatory approvals, supply capabilities and reliance on third-party manufacturers, product commercialization, competition, litigation, and the other risk factors listed from time to time in reports filed by Wellstone with the Securities and Exchange Commission, including but not limited to risks described under the caption "Important Factors That May Affect Our Business, Our Results of Operation and Our Stock Price." The forward-looking statements contained in this news release represent judgments of the management of Wellstone as of the date of this release. Wellstone and its managers and agents undertake no obligation to publicly update any forward- looking statements.